LAIDLAW INTERNATIONAL ENTERS INTO NEW SENIOR CREDIT FACILITY

NAPERVILLE, Ill., June 30, 2005 — Laidlaw International, Inc. (NYSE: LI), a holding company for North America’s largest provider of school and inter-city transport, today announced it has entered into a new five year $600 million senior credit facility comprised of a $300 million revolving credit facility and a $300 million amortizing term loan.

“This financing is an important element in the improvement of our balance sheet,” said Kevin Benson, President and Chief Executive Officer. “It enables us to use the proceeds from the sale of the healthcare assets to significantly reduce total borrowings, the costs of which benefit from the recent upgrade of our credit rating to investment grade.”

The new revolving facility is intended to be used primarily to issue letters of credit on behalf of Laidlaw International, Inc. and all of its subsidiaries including Greyhound Lines Inc. It will also provide liquidity, if needed, for seasonal and interim borrowings. The $300 million amortizing term loan combined with cash on hand will be used in the tender and consent solicitation of Laidlaw’s 10.75% senior notes and for the redemption of Greyhound’s 11.5% notes and 8.5% debentures. Under Laidlaw’s current credit rating, borrowing costs on the new revolver and term loan are priced at LIBOR plus 125 basis points.

Through June 29, 2005, $391 million of principal amount of the $403.5 million 10.75% senior notes due 2011 had been repurchased under the tender offer. The tender offer is scheduled to expire on July 1, 2005.

In a separate release issued today, Greyhound Lines Inc. announced it has initiated the redemption at par of its $150 million 11.5% notes due 2007 and its $5 million 8.5% convertible debentures due 2007. The redemptions of the notes and convertible debentures are anticipated to be completed by early August.

Associated with its recapitalization efforts, in the fourth quarter of 2005, Laidlaw will incur estimated one-time, debt retirement expenses of approximately $110 million for debt repayment premiums and the write-off of unamortized financing fees.

Citigroup Global Markets Inc. and UBS Securities LLC were joint lead arrangers of the revolving credit facility.

This announcement is not a notice of redemption for the Greyhound senior notes or any other security.

Forward-looking statement
Certain statements contained in this press release, including statements that are not historical facts, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include information about possible or assumed future events and usually contain words such as: believes, may, anticipates, intends, expects, estimates, and other similar expressions. Such statements involve certain risks, uncertainties and assumptions that may change at any time. Therefore, actual results may differ materially from expected results due to a variety of factors as detailed in the annual report on Form 10-K of Laidlaw International for the year ended August 31, 2004, and as may be detailed in the company’s other filings, from time to time, with the Securities and Exchange Commission. In the light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport services, and a leading supplier of public transit services. The company’s businesses operate under the brands: Laidlaw Education Services, Greyhound Lines, Greyhound Canada and Laidlaw Transit. The company’s shares trade on the New York Stock Exchange (NYSE: LI). For more information on Laidlaw International, visit the website: www.laidlaw.com.

Greyhound is the largest North American provider of intercity bus transportation, providing 19,000 daily departures across the continent. The company also provides Greyhound PackageXpress in the United States and Greyhound Courier Service in Canada, as well as Greyhound Travel Services including: vacation packages, charters, sightseeing and shore services. In the U.S., for fare and schedule information and to buy tickets call 1-800-231-2222 or visit the Web site at www.greyhound.com. In Canada, for fare and schedule information call 1-800-661-8747 or visit the Web site at www.greyhound.ca.

Contact:
Sarah Lewensohn
Director, Investor Relations
(630) 848-3120

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